EXHIBIT 16.1 Cessation of Client-Auditor Relationship

RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Certified Public Accountants

November 25, 1998

Board of Directors
NextPhase Wireless, Inc.
c/o Robert Ford
Chief Executive Officer
300 S. Harbor Boulevard
Suite 500
Anaheim, CA 92805

Dear Mr. Ford:

This is to confirm that the client-auditor relationship between NextPhase Wireless, Inc. (Commission File No. 000-24595) and Russell Bedford Stefanou Mirchandani has ceased.

Sincerely,

Russell Bedford Stefanou Mirchandani LLP

/s/ Peter Stefanou, CPA